EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102089, 333-102091, 333-64193, 333-90361,
333-140108, and 333-155633 on Form S-8, No. 333-109116 and 333-140175 on Form S-3 and No. 333-90597 on Form S-4 of our report dated June 24, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of School Specialty, Inc. and subsidiaries for the year ended April 25, 2009.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 24, 2009